EXHIBITS 5 and 23.2

LAW OFFICES OF PRIMMER PIPER EGGLESTON & CRAMER PC

421 SUMMER ST., PO BOX 159

ST. JOHNSBURY, VERMONT 05819

TELEPHONE 802-748-5061

FACSIMILE 802-748-3976

July 29, 2009

Board of Directors

Community Bancorp.

P.O. Box 259

Derby, VT 05829

Ladies and Gentlemen:

You have asked us for our opinion with respect to the legality of certain shares of the common stock, $2.50 par value per share, of Community Bancorp. (the “Company”) referred to in a registration statement on Form S-3 to be filed with the Securities and Exchange Commission (“SEC”) on or about July 29, 2009. We have acted as counsel to the Company in connection with the authorization for issuance of (i) up to an additional 250,000 shares of the Company’s common stock pursuant to the Company’s amended Dividend Reinvestment Plan (the “Plan”), described in a prospectus contained in the aforementioned registration statement; and (ii) approximately 9,906 shares of common stock remaining unissued under the Plan and registered Registration Statement No. 333-127024 previously filed with the SEC.

We have reviewed terms of the Plan and such other documents and records, have made such inquiries of the management of the Company, and have considered such matters of law as we deemed necessary or appropriate for purposes of rendering this opinion. Based on the foregoing, we are of the opinion that the shares of Community Bancorp. common stock offered for sale in the Plan prospectus, when issued (or, in the case of treasury shares, reissued) in accordance with the terms of the Plan, will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the aforementioned prospectus and registration statement.

Very truly yours,

/s/ Primmer Piper Eggleston & Cramer PC

PRIMMER PIPER EGGLESTON & CRAMER PC